Exhibit 10.1
Summary of Certain Officer Compensation Arrangements
Effective July 1, 2007
     The following table presents, effective July 1, 2007, the base salaries and target bonuses (as a percentage of base salary) for Pride’s named executive officers who are currently executive officers of the company.

Name	Salary	Target Bonus

Louis A. Raspino	$900,000	90%
Rodney W. Eads	$535,000	75%
Brian C. Voegele	$405,000	60%
W. Gregory Looser	$382,000	55%
Lonnie D. Bane	$335,000	55%
     Under Pride’s annual incentive compensation plan for 2007, bonuses for executive officers will be paid based on the achievement of metrics established by Pride’s Compensation Committee. The metrics under the plan for 2007 (with target weight) consist of earnings per share (30%), operating and general and administrative expense control (15%), operating efficiency (10%), working capital (10%), safety performance on a company-wide basis (10%) and personal performance goals (25%). The maximum bonus equals two times the target bonus.

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